Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(212) 453-2442

CV THERAPEUTICS COMPLETES PATIENT ENROLLMENT

FOR PHASE III TECADENOSON TRIAL

Palo Alto, California, July 25, 2002 – CV Therapeutics, Inc. (Nasdaq: CVTX) today announced completion of patient enrollment in a Phase III trial of tecadenoson, or CVT-510, in patients with paroxysmal supraventricular tachycardia (PSVT), an abnormally rapid heart rhythm.  The purpose of this Phase III, multi-center, randomized, double-blind, placebo-controlled trial, is to determine the safety and efficacy of tecadenoson in the conversion of PSVT to normal sinus rhythm.

“We are pleased to announce the completion of enrollment in this pivotal Phase III trial,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics, Inc.  “We look forward to analyzing the data and reporting results later this year.”

PSVT occurs when electrical signals in the atria cause the heart to beat too rapidly or uncontrollably.  The AV node controls the transmission of electrical impulses from the atria to the ventricles.  When the frequency of signals passing through the AV node is too high, the ventricles, in turn, begin to beat too rapidly.  This results in insufficient time for filling and emptying the left ventricle, which causes low blood pressure and reduced blood flow to the brain and other vital organs.  Approximately 160,000 episodes of PSVT, which can be precipitated by increased caffeine intake, stress, and concurrent illness, are treated every year in hospitals around the country.

Tecadenoson is a novel drug that selectively stimulates the A1 adenosine receptor.  Adenosine, the naturally-occurring compound, stimulates both the A1 adenosine receptor, which slows conduction in the AV node, and the A2 adenosine receptor, which lowers blood pressure.  In non-clinical trials, tecadenoson selectively stimulated the A1 adenosine receptor in the AV node and slowed the speed of electrical conduction across the AV node, reducing the number of electrical impulses that reached the ventricle.  Clinical studies to date with intravenous tecadenoson suggest that it may slow the speed of AV nodal conduction by selectively stimulating the A1 adenosine receptor, and may avoid blood pressure lowering by not stimulating the A2 adenosine receptor.  Thus, it may be possible to use intravenous tecadenoson to convert patients from PSVT to normal sinus rhythm without lowering blood pressure.

Tecadenoson has not been approved for marketing by the Food and Drug Administration (FDA) or other foreign agencies.  Tecadenoson presently is being investigated under a United States IND and applicable foreign authority submissions.  CV Therapeutics has not yet submitted a new drug application to the FDA or equivalent application to any other foreign regulatory authorities for tecadenoson and has not yet been determined tecadenoson to be safe or effective in humans for its intended use.

CV Therapeutics, Inc., headquartered in Palo Alto, Calif., is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.  CV Therapeutics currently has four compounds in clinical trials.  Ranolazine, the first in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors, is being developed for the potential treatment of chronic angina.  Tecadenoson (CVT-510), an A1 adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias.  CVT-3146, a selective A2A adenosine receptor agonist, is being developed for the potential use as a pharmacologic stress agent in cardiac perfusion imaging studies.  Adentri™, an A1 adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001.  CVT disclaims any intent or obligation to update these forward-looking statements.

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